Exhibit 10.1

SECOND AMENDMENT TO

EMPLOYMENT AGREEMENT

THIS SECOND AMENDMENT TO EMPLOYMENT AGREEMENT (the “Second Amendment”) is entered into by and between CCUR Holdings, Inc. (fka Concurrent Computer Corporation), a Delaware corporation (“CCUR”), and Warren Sutherland (the “Employee”) effective as of the 1st day of January 2019 (the “Effective Date”).

RECITALS:

WHEREAS, CCUR and Employee are parties to that certain Employment Agreement dated May 15, 2017, as amended by the First Amendment to Employment Agreement dated January 30, 2018 (collectively the “Agreement”); unless otherwise noted, all section references used herein are to the specific sections of the Agreement, pursuant to which CCUR has employed Employee; and

WHEREAS, CCUR and Employee now mutually desire to amend certain terms and conditions of the Agreement.

WITNESSETH:

NOW THEREFORE, for and in consideration of the premises, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, CCUR and Employee hereby agree as follows:

1.	Capitalized Terms. All capitalized terms used in this Second Amendment that are not otherwise defined herein shall have the meaning ascribed to them in the Agreement.

2.	Position; Duties; Responsibilities. Section 2.1 of the Agreement is hereby amended by deleting the first sentence thereof in its entirety and substituting the following in lieu thereof:

“2.1      The term of employment (the “Term”) hereunder shall commence on the date hereof and continue until March 1, 2020 (the “Initial Term”) unless earlier terminated pursuant to Sections 4.1- 4.7. Unless notice of non-renewal is provided by either party at least ninety (90) days prior to the end of the Initial Term, the Term will automatically extend beyond the Initial Term on an ongoing basis until employment is terminated under Sections 4.1-4.7.

3.	Annual Bonus Opportunity. Section 3.2 of the Agreement is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

“During the Term of employment hereunder, the Employee will be eligible for a bonus opportunity under the Company’s annual bonus program (the “NAV Program"), which currently provides an annual bonus opportunity related to the net value increase in the Company’s assets during the annual bonus period. The Employee shall be eligible to receive a target amount of twenty-five percent (25%) of the eligible bonus pool, to be reviewed annually in accordance with the Company’s regular bonus review schedule. The targets and objectives for each year and other terms and conditions of the bonus opportunity shall be established each year by the Compensation Committee of the Board of Directors with the input of the Chief Executive Officer.”

4.	Termination Following Change of Control. Section 4.5 of the Agreement is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

“If there is a “change of control” (as defined in the CCUR Holdings, Inc. Amended and Restated 2011 Stock Incentive Plan), and within one year after such “change of control” the Employee’s employment is terminated by the Company (other than for Due Cause, death or Continuing Disability), subject to executing a release in a form acceptable to the Company and such release becoming irrevocable, the Employee will be entitled to receive (a) salary continuation payments for a period of 12 months from the date of such termination, at the salary in effect, pursuant to Section 3.1 above, immediately prior to such termination, (b) the amount, if any, paid as an annual bonus in the year preceding the Employee’s termination of employment, and (c) COBRA continuation coverage under the Company’s Health Plan for Employee and his eligible dependents who were covered under the Health Plan at the time of his termination, but during the 12 month period following Employee’s termination, Employee shall be eligible to continue such coverage at the same premium charged to active employees during such period. The salary continuation payments pursuant to Section 4.5(a) and (b) above shall be made in substantially equal installments on each regularly scheduled Pay Date, beginning with the first Pay Date following the thirtieth (30th) day after the date of the Employee’s Separation from Service, but with the first payment being a lump sum payment covering all payment periods from the date of the Employee’s Separation from Service through the date of such first payment. To the extent applicable, such payments shall be subject to the payment restrictions set forth in the third paragraph of Section 4.4.”

5.	Constructive Termination of the Employee by the Company without Due Cause. Section 4.6 of the Agreement is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

“Anything herein to the contrary notwithstanding, if the Company:

(i)	demotes or otherwise elects or appoints the Employee to a lesser office than set forth in Section 2.1, or

(ii)	causes a material change in the nature or scope of the authorities, duties or responsibilities attached to the Employee’s position as described in Section 2.1, or

(iii)	materially decreases the Employee’s salary or annual bonus opportunity below the most recent levels provided for by the terms of Sections 3.1 and 3.2,

(iv)	commits any other material breach of this Agreement, or

(v)	the Agreement is not renewed past the Initial Term,

then such action (or inaction) by the Company, unless consented to in writing by the Employee, shall constitute a constructive termination of the Employee’s employment. If, within thirty (30) days of learning of the action (or inaction) described herein as a basis for a constructive termination of employment, the Employee (unless he has given written consent thereto) notifies the Company in writing that he wishes to effect a constructive termination of his employment pursuant to this Section 4.6, and such action (or inaction) is not reversed or otherwise remedied by the Company within 30 days following receipt by the Company of such written notice, then effective at the end of such second 30 day period, the employment of the Employee hereunder shall be deemed to have terminated by the Company other than for Due Cause pursuant to Section 4.4 above, and the Employee shall (subject to the terms and conditions set forth in such section, including executing a release in a form acceptable to the Company, and such release becoming irrevocable) be entitled to Severance Compensation in accordance with Section 4.4; provided, however, that if Employee elects to assert constructive termination as a result of clause (v) above, the Severance Compensation shall not include any bonus amount contemplated by clause (b) of Section 4.4.”

6.	Notices. Section 11 of the Agreement is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

“Any notice to be given hereunder shall be in writing and delivered personally or sent by certified mail, postage prepaid, return receipt requested, addressed to the party concerned at the address indicated below or to such other address as such party may subsequently give notice of hereunder in writing:

COMPANY:	CCUR Holdings, Inc.
4375 River Green Parkway
Suite 210
Duluth, GA 30096
Attn: General Counsel

EMPLOYEE:	At the most recent address for the Employee in the Company’s records.”

7.	Noncompete and Nonsolicitation of Customers or Employees. Section 1 of Exhibit A to the Agreement is hereby amended by deleting it in its entirety and substituting the following in lieu thereof:

“During my employment by the Company, I will devote my full time and best efforts to the business of the Company and I will not, directly or indirectly, alone or as a partner, officer, director, employee or holder of more than 5% of the common stock of any other organization, engage in any business activity which competes directly or indirectly with the products or services being developed, manufactured or sold by the Company and its subsidiaries. I also agree that, following any termination of such employment, I will not, directly or indirectly, for any period in which I receive severance payments from the Company, plus one (1) year, (a) engage in or provide any services substantially similar to the services that I provided to the Company or its subsidiaries at any time during the last twelve (12) months of my employment to or on behalf of any person or entity that competes with the businesses in which the Company or its subsidiaries are engaged at the time of termination of my employment anywhere in the continental United States, which I acknowledge and agree is the primary geographic area in which the Company and its subsidiaries compete in these businesses and thus, by virtue of my senior executive position and responsibilities with the Company, also the primary geographic area of my employment with the Company, (b) solicit or attempt to solicit, for the purpose of competing with the businesses in which the Company or any of its subsidiaries is engaged at the time of termination of my employment, any customers or active prospects of the Company or its subsidiaries with which I had any material business contact for or on behalf of the Company or its subsidiaries at any time during the last twelve (12) months of my employment, or (c) recruit or otherwise seek to induce any employees of the Company or its subsidiaries to terminate their employment or violate any agreement with the Company or its subsidiaries.”

8.	No Other Amendments. Except as amended hereby, the Agreement and all provisions, terms, and conditions of thereof, shall remain unchanged and is hereby ratified by the parties. In the event of any conflict in the terms of this Second Amendment, and the typed, printed or handwritten provisions of the Agreement, the terms of this Second Amendment shall control.

9.	Capitalized Terms. Capitalized terms used herein shall have the same meaning ascribed to them in the Agreement, unless defined herein.

10.	Captions. The captions contained in this Second Amendment are for convenience and reference only and in no event define, describe or limit the scope or intent of this Second Amendment or any of the provisions or terms thereof.

11.	Counterparts; Electronic Signatures. This Second Amendment may be executed in duplicate counterparts, each of which collectively shall be deemed an original. Faxed or e-mailed signatures shall have the same effect as original signatures.

[Signature Page Follows]

CCUR Holdings, Inc.

By:	/s/ Wayne Barr, Jr.
Wayne Barr, Jr.
Executive Chairman, CEO & President

Employee

By:	/s/ Warren Sutherland
Warren Sutherland

Signature Page to Second Amendment to Employment Agreement